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
                                                                                         Exhibit 11(a)
                               KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                 EARNINGS (LOSS) PER SHARE CALCULATIONS

                                                                        Year Ended March 31,
                                                                1996           1995           1994
                                                            ------------   ------------   ------------
Calculation of Primary Earnings (Loss) per Share:
  Net Income (Loss)                                         $  4,042,660   $ (5,374,801)  $ (8,181,294)
  Less dividends on preferred stock                             (421,750)      (421,750)      (421,750)
                                                            ------------   ------------   ------------
Earnings (Loss) Attributed to Common Stock                     3,620,910     (5,796,551)    (8,603,044)
                                                            ============   ============   ============

Average Number of Common Shares and
Common Share Equivalents Outstanding:
  Average common shares outstanding                           11,521,884     11,178,495     11,055,196
  Common share equivalents (after application
   of treasury stock method)                                     313,537         N/A            N/A
                                                            ------------   ------------   ------------
Average Common Shares and Common
 Share Equivalents Outstanding                                11,835,421     11,178,495     11,055,196
                                                            ============   ============   ============

Primary Earnings (Loss) per Share<F1>                       $       0.31   $      (0.52)  $      (0.78)
                                                            ============   ============   ============

Calculations of Fully-Diluted Earnings (Loss) per Share:
  Earnings (Loss) per Share:
  Net income (loss)                                         $  4,042,660   $ (5,374,801)  $ (8,181,294)
  Less dividends on preferred stock                             (421,750)      (421,750)      (421,750)
  Plus dividends not payable due to preferred stock
   conversion                                                    421,750        421,750        421,750
                                                            ------------   ------------   ------------
Earnings (Loss) Attributed to Common Stock                     4,042,660     (5,374,801)    (8,181,294)
                                                            ============   ============   ============
Average Number of Shares Outstanding on a
 Fully-Diluted Basis:
  Average common shares outstanding                           11,521,884     11,178,495     11,055,196
  Shares issuable upon conversion of stock options               372,370        248,709        361,709
  Common equivalent shares for preferred stock                   301,250        301,250        301,250
                                                            ------------   ------------   ------------
Average Number of Shares Outstanding on
 a Fully-Diluted Basis                                        12,195,504     11,728,454     11,718,155
                                                            ============   ============   ============

Fully-Diluted Earnings (Loss) per Share<F2>                 $       0.33   $      (0.46)  $      (0.70)
                                                            ============   ============   ============

<F1> The two-class method for Class A and Class B Common Stock is not presented because the earnings (loss) per share is equivalent to the if-converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

<F2> This calculation is submitted although it is contrary to Paragraph 40 of
     APB Opinion No. 15 as it produces an anti-dilutive result. Also, the preferred stock would not qualify as a common share equivalent because the cash yield at issuance was not less than 66 2/3% of the then current average Aa corporate bond yield.
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